Exhibit 99.1

THE STUDENT LOAN CORPORATION ANNOUNCES NEW CHIEF EXECUTIVE OFFICER

Stamford, CT, July 15, 2004 – The Student Loan Corporation has named Michael Reardon as its Chief Executive Officer and Director of the Board replacing Yiannis Zographakis, effective immediately.

Prior to joining The Student Loan Corporation, Mr. Reardon was the Chief Financial Officer of Citigroup's Consumer Assets Division. He brings significant experience from previous roles which included responsibilities as the Managing Director of High Yield Leverage Finance for Salomon Smith Barney, the Head of Planning and Analysis for the Travelers Group, Managing Director of the Citigroup Strategy and Business Development Group and Chief Administrative Officer for the Citigroup Consumer Finance and Consumer Assets Division.

Yiannis Zographakis will assume a senior executive role in Citigroup's Consumer Assets Division.

The Student Loan Corporation (NYSE: STU) is one of the nation’s leading originators and holders of insured student loans providing a full range of education financing products and services to meet the needs of students, parents, and schools. The company was previously a division of Citibank and became a NYSE-listed corporation in 1992. Citibank, N.A. is the majority shareholder. Citibank was one of the first banks to finance higher education, beginning in 1958. Today, The Student Loan Corporation serves over 2 million customers and over 3,000 schools nationwide.

For information on college planning and financing information or inquiries regarding student loan accounts please call 1-800-967-2400 or visit www.studentloan.com. Hearing impaired customers with Telecommunication Devices for the Deaf (TDD) may call 1-800-846-1298.

Media Contacts:	Anita Gupta Citibank Public Affairs (212) 559-0297 guptaa@citigroup.com	Brad Svalberg Student Loan Corporation Investor Relations (203) 975-6292 bradley.d.svalberg@citigroup.com